UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
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☐	Soliciting Material Pursuant to §240.14a-12
Genomic Health, Inc.

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Genomic Health, Inc.
301 Penobscot Drive
Redwood City, California 94063
(650) 556-9300

April 28, 2010

Dear Stockholder:

You are cordially invited to attend the 2010 Annual Meeting of Stockholders of Genomic Health, Inc. The meeting will be held at 10:00 a.m., Pacific Time, on Thursday, June 10, 2010, at Seaport Center, 459 Seaport Court, Redwood City, California 94063.

The formal notice of the Annual Meeting and the Proxy Statement has been made a part of this invitation.

Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the Annual Meeting. After reading the Proxy Statement, please promptly vote by dating, signing and returning the enclosed proxy card in the enclosed postage-prepaid envelope, or by voting by telephone or the Internet. Your shares cannot be voted unless you sign, date and return the enclosed proxy, vote by telephone or the Internet, or attend the Annual Meeting in person.

We have also enclosed a copy of our 2009 Annual Report to Stockholders.

We look forward to seeing you at the meeting.

Sincerely,

Kimberly J. Popovits
President and Chief Executive Officer

Genomic Health, Inc.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on Thursday, June 10, 2010

To our Stockholders:

Genomic Health, Inc. will hold its Annual Meeting of Stockholders at 10:00 a.m., Pacific Time, on Thursday, June 10, 2010 at Seaport Center, 459 Seaport Court, Redwood City, California 94063.

We are holding this Annual Meeting:

•	to elect nine directors to serve until the 2011 Annual Meeting or until their successors are duly elected and qualified;

•	to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2010; and

•	to transact such other business as may properly come before the Annual Meeting and any adjournment or postponement of the Annual Meeting.

Stockholders of record at the close of business on April 14, 2010, are entitled to notice of and to vote at this meeting and any adjournment or postponement of the Annual Meeting. For ten days prior to the meeting, a complete list of stockholders entitled to vote at the Annual Meeting will be available at the Secretary’s office, 301 Penobscot Drive, Redwood City, California 94063.

It is important that your shares be represented at this meeting. Even if you plan to attend the meeting, we hope that you will vote promptly. Please review the instructions on page 2 of the attached Proxy Statement regarding your voting options.

By Order of the Board of Directors

G. Bradley Cole
Chief Operating Officer,
Chief Financial Officer and Secretary

Redwood City, California
April 28, 2010

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Stockholders to be held on June 10, 2010.

The Proxy Statement and Annual Report are available at
www.proxydocs.com/ghdx

i

Genomic Health, Inc.
301 Penobscot Drive
Redwood City, California 94063

PROXY STATEMENT

Information Concerning Voting and Solicitation

This Proxy Statement is being furnished to you in connection with the solicitation by the board of directors of Genomic Health, Inc., a Delaware corporation (“we,” “us,” “our,” “Genomic Health” or the “Company”), of proxies in the accompanying form to be used at the Annual Meeting of Stockholders of the Company to be held at Seaport Center, 459 Seaport Court, Redwood City, California 94063 on Thursday, June 10, 2010, at 10:00 a.m., Pacific Time, and any postponement or adjournment thereof (the “Annual Meeting”).

This Proxy Statement and the accompanying form of proxy are being mailed to stockholders on or about April 28, 2010.

Questions and Answers About
the Proxy Materials and the Annual Meeting

What proposals will be voted on at the Annual Meeting?

Two proposals will be voted on at the Annual Meeting:

•	The election of directors; and

•	The ratification of the appointment of the independent registered public accounting firm for 2010.

What are the Board’s recommendations?

Our board recommends that you vote:

•	“FOR” election of each of the nominated directors; and

•	“FOR” ratification of the appointment of the independent registered public accounting firm for 2010.

Will there be any other items of business on the agenda?

We do not expect any other items of business because the deadline for stockholder proposals and nominations has already passed. Nonetheless, in case there is an unforeseen need, the accompanying proxy gives discretionary authority to the persons named on the proxy with respect to any other matters that might be brought before the meeting. Those persons intend to vote that proxy in accordance with their best judgment.

Who is entitled to vote?

Stockholders of record at the close of business on April 14, 2010 (the “Record Date”) may vote at the Annual Meeting. Each stockholder is entitled to one vote for each share of the Company’s common stock held as of the Record Date.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Stockholder of Record.  If your shares are registered directly in your name with Genomic Health’s transfer agent, Computershare Trust Company, Inc., you are considered, with respect to those shares, the stockholder of record. The Proxy Statement, Annual Report and proxy card have been sent directly to you by Genomic Health.

Beneficial Owner.  If your shares are held in a brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name. The Proxy Statement and Annual Report have been forwarded to you by your broker, bank or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or nominee how to vote your shares by using the voting instruction form included in the mailing.

How do I vote?

Stockholder of Record

If you are a stockholder of record, you may vote in person at the Annual Meeting, vote by proxy using the enclosed proxy card, vote by telephone or vote by the Internet. Whether or not you plan to attend the Annual Meeting, we urge you to vote to ensure your vote is counted. You may still attend the Annual Meeting and vote in person even if you have already voted.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

•	To vote using the proxy card, complete, sign and date the enclosed proxy card and return it promptly in the postage-prepaid envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

•	To vote by telephone, follow the telephone voting instructions on the enclosed proxy card. You will be asked to provide the company number and control number from the proxy card. Your vote must be received by 11:59 p.m., Eastern Time, on June 9, 2010 to be counted.

•	To vote by the Internet, follow the Internet voting instructions on the enclosed proxy card. You will be asked to provide the company number and control number from the proxy card. Your vote must be received by 11:59 p.m., Eastern Time, on June 9, 2010 to be counted.

Beneficial Owner

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received voting instructions with these proxy materials from that organization rather than from the Company. Complete and mail the voting form to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your broker or bank. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a proxy form.

We provide Internet voting to allow you to vote online. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

Can I change my vote or revoke my proxy?

You may change your vote or revoke your proxy at any time prior to the vote at the Annual Meeting. If you submitted your proxy by mail, you must file with the Secretary of the Company a written notice of revocation or deliver, prior to the vote at the Annual Meeting, a valid, later-dated proxy. If you submitted your proxy by telephone or by the Internet, you may change your vote or revoke your proxy with a later telephone or Internet proxy, as the case may be. Attendance at the Annual Meeting will not have the effect of revoking a proxy unless you give written notice of revocation to the Secretary before the proxy is exercised or you vote by written ballot at the Annual Meeting.

How are votes counted?

In the election of directors, you may vote “FOR” all of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees. For any other items of business, you may vote “FOR,” vote “AGAINST” or “ABSTAIN.” If you “ABSTAIN,” the abstention has the same effect as a vote “AGAINST.” If you provide specific instructions, your shares will be voted as you instruct. If you sign your proxy card with no instructions, your shares will be voted in accordance with the recommendations of the board (“FOR” all of the nominees to the board and “FOR” ratification of the independent registered public accounting firm) and in the discretion of the proxy holders on any other matters that properly come before the meeting.

What vote is required to approve each item?

In the election of directors, the nine persons receiving the highest number of “FOR” votes at the Annual Meeting will be elected. All other proposals require the affirmative “FOR” vote of a majority of the shares present and voting at the Annual Meeting in person or by proxy. If you hold shares beneficially in street name and do not provide your broker or nominee with voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. In the event you do not give your broker voting instructions, your broker will be able to vote on the proposal to ratify the appointment of our auditors but will not be able to vote for the election of directors. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal. Thus, broker non-votes will not affect the outcome of any matter being voted on at the Annual Meeting, assuming that a quorum is obtained. Abstentions have the same effect as votes against the matter.

Is cumulative voting permitted for the election of directors?

Stockholders may not cumulate votes in the election of directors, which means that each stockholder may vote no more than the number of shares he or she owns for a single director candidate.

What constitutes a quorum?

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of common stock outstanding on the Record Date will constitute a quorum. As of the close of business on the Record Date, there were 28,775,558 shares of our common stock outstanding. Both abstentions and broker non-votes are counted for the purpose of determining the presence of a quorum.

How are proxies solicited?

Our employees, officers and directors may solicit proxies. We will bear the cost of soliciting proxies and will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation material to the owners of common stock.

IMPORTANT

Please promptly vote by signing, dating and returning the enclosed proxy card in the postage-prepaid return envelope provided, or by telephone or the Internet, so that your shares can be voted.

Proposal 1

Election of Directors

Directors and Nominees

At the Annual Meeting, nine persons will be elected as members of your board of directors, each for a one-year term or until their successors are elected and qualified. The Nominating and Corporate Governance Committee of the board of directors has recommended, and the board of directors has designated, the nine persons listed below for election at the Annual Meeting. The proxies given to the proxy holders will be voted or not voted as directed and, if no direction is given, will be voted FOR each of the nominees. Your board of directors knows of no reason why any of these nominees should be unable or unwilling to serve. However, if for any reason any nominee should be unable or unwilling to serve, the proxies will be voted for any nominee designated to fill the vacancy by your board of directors, taking into account the recommendations of the Nominating and Corporate Governance Committee.

The names of the board of directors’ nominees, their ages as of March 15, 2010 and certain biographical information about the nominees are set forth below.

			Director
Name	Age	Position with Company	Since

Randal W. Scott, Ph.D.	52	Executive Chairman of the Board	2000
Kimberly J. Popovits	51	President, Chief Executive Officer and Director	2002
Julian C. Baker	43	Director	2001
Brook H. Byers	64	Director	2001
Fred E. Cohen, M.D., D.Phil.	53	Director	2002
Samuel D. Colella	70	Director	2001
Ginger L. Graham	54	Director	2008
Randall S. Livingston	56	Director	2004
Woodrow A. Myers, Jr., M.D.	56	Director	2006

Randal W. Scott, Ph.D. has served as our Executive Chairman of the Board since January 2009, Chairman of the Board and Chief Executive Officer from our inception in August 2000 to January 2009, President from August 2000 to February 2002, Chief Financial Officer from December 2000 to April 2004, and Secretary from August 2000 to December 2000 and from May 2003 to February 2005. Dr. Scott was a founder of Incyte Corporation, which at the time was a genomic information company, and served Incyte in various roles, including Chairman of the Board from August 2000 to December 2001, President from January 1997 to August 2000, and Chief Scientific Officer from March 1995 to August 2000. Dr. Scott holds a B.S. in Chemistry from Emporia State University and a Ph.D. in Biochemistry from the University of Kansas.

Kimberly J. Popovits has served as our President and Chief Executive Officer since January 2009 and as President and Chief Operating Officer from February 2002 to January 2009. From November 1987 to February 2002, Ms. Popovits served in various roles at Genentech, Inc., a biotechnology company, most recently serving as Senior Vice President, Marketing and Sales from February 2001 to February 2002, and as Vice President, Sales from October 1994 to February 2001. Prior to joining Genentech, Ms. Popovits served as Division Manager, Southeast Region, for American Critical Care, a Division of American Hospital Supply, a supplier of healthcare products to hospitals. In addition, Ms. Popovits served as a director of Nuvelo, Inc. from July 2005 until its merger with ARCA biopharma, Inc. in January 2009. Ms. Popovits holds a B.A. in Business from Michigan State University.

Julian C. Baker is a Managing Partner of Baker Bros. Advisors, LLC, which he and his brother, Felix Baker, Ph.D., founded in 2000. Mr. Baker’s firm manages Baker Brothers Investments, a family of long-term investment funds for major university endowments and foundations, which are focused on publicly traded life sciences companies. Mr. Baker’s career as a fund-manager began in 1994 when he co-founded a biotechnology investing partnership with the Tisch Family. Previously, Mr. Baker was employed from 1988 to 1993 by the private equity investment arm of Credit Suisse First Boston Corporation. Mr. Baker is also a director of Incyte Corporation and Trimeris, Inc. In addition, Mr. Baker served as a director of Neurogen Corporation from May 1999 until its acquisition in December 2009, and as a director of Theravance, Inc. from January 1999 to April 2007. Mr. Baker holds an A.B. in Social Studies from Harvard University.

Brook H. Byers is a partner of Kleiner Perkins Caufield & Byers, a venture capital firm which he joined in 1977. Mr. Byers currently serves as a director of a number of privately held technology, healthcare and biotechnology companies. In addition, Mr. Byers served as a director of Argonaut Technologies from January 1995 to July 2005. Mr. Byers holds a B.S. in Electrical Engineering from the Georgia Institute of Technology and an M.B.A. from the Stanford Graduate School of Business.

Fred E. Cohen, M.D., D.Phil. is a partner at TPG, a private equity firm he joined in 2001, and serves as co-head of TPG’s biotechnology group. Dr. Cohen is also a Professor of Cellular and Molecular Pharmacology at the University of California, San Francisco, where he has taught since 1988. Dr. Cohen serves as a director of Axcan Pharmaceuticals, Quintiles Transnational and a number of other privately held companies. Dr. Cohen holds a B.S. in

Molecular Biophysics and Biochemistry from Yale University, a D.Phil. in Molecular Biophysics from Oxford University and an M.D. from Stanford University.

Samuel D. Colella is a Managing Director of Versant Ventures, a healthcare and biotechnology venture capital firm he co-founded in 1999. Mr. Colella is also a general partner of Institutional Venture Partners, a venture capital firm he joined in 1984. Mr. Colella currently serves as a director of Alexza Pharmaceuticals, Inc., Jazz Pharmaceuticals, Inc. and a number of privately held technology and biotechnology companies. In addition, Mr. Colella served as a director of Thermage, Inc. from September 1997 to July 2007, and as a director of Symyx Technologies, Inc. from August 1997 to June 2007. Mr. Colella holds a B.S. in Business and Engineering from the University of Pittsburgh and an M.B.A. from the Stanford Graduate School of Business.

Ginger L. Graham has served as Faculty at Harvard Business School since October 2009 and as President and Chief Executive Officer of Two Trees Consulting, a healthcare and executive leadership consulting firm, since November 2007. Ms. Graham was Chief Executive Officer of Amylin Pharmaceuticals, Inc., a biopharmaceutical company, from September 2003 to March 2007, and served as Amylin’s President from September 2003 to June 2006. From 1994 to 2003, Ms. Graham held various positions with Guidant Corporation, including Group Chairman, Office of the President, President of the Vascular Intervention Group, and Vice President. From 1979 to 1994, Ms. Graham held various positions with Eli Lilly and Company, including President and Chief Executive Officer of Advanced Cardiovascular Systems, Inc. Ms. Graham was elected as a director of Walgreen Co. effective May 1, 2010, and she currently serves as a director of a number of privately held companies. In addition, Ms. Graham served as a director of Amylin Pharmaceuticals, Inc. from November 2005 to May 2009, and as a director of Millenium Pharmaceuticals, Inc. from February 2002 to January 2004. Ms. Graham holds a B.S. in Agricultural Economics from the University of Arkansas and an M.B.A. from Harvard University.

Randall S. Livingston has served as Vice President for Business Affairs and Chief Financial Officer of Stanford University since 2001. Prior to 2001, Mr. Livingston spent 16 years working in Silicon Valley with several technology and life science companies as Chief Financial Officer and in various corporate development and marketing roles. Mr. Livingston currently serves as a director of eHealth, Inc. and a privately held biotechnology company. Mr. Livingston holds a B.S. in Mechanical Engineering from Stanford University and an M.B.A. from the Stanford Graduate School of Business.

Woodrow A. Myers, Jr., M.D. has served as Managing Director of Myers Ventures LLC, which concentrates on opportunities in healthcare and education, since December 2005. He was the Executive Vice President and Chief Medical Officer of WellPoint, Inc., a commercial health benefits company, from September 2000 to January 2005. Dr. Myers currently serves as a director of Express Scripts, Inc. and serves as Chairman of the Board of the Mozambique Healthcare Consortium. In addition, Dr. Myers served as a director of ThermoGenesis Corp from June 2006 to December 2009, and as a director of CardioNet, Inc. from August 2007 to May 2009. Dr. Myers holds a B.S. in Biological Sciences from Stanford University, an M.D. from Harvard Medical School and an M.B.A. from the Stanford Graduate School of Business.

Vote Required

The nine nominees for director receiving the highest number of affirmative votes will be elected as directors.

Your board of directors recommends a vote FOR the election of the nominees set forth above as directors of Genomic Health.

Director Independence

Our board of directors has determined that, except for Dr. Scott and Ms. Popovits, each individual who currently serves as a member of the board is, and each individual who served as a member of the board in 2009 was, an “independent director” within the meaning of Rule 5605 of The NASDAQ Stock Market. Dr. Scott and Ms. Popovits are not independent because they are employed by the Company. All of the nominees are members of the board standing for reelection as directors. For Messrs. Baker, Byers, Colella, and Livingston, Drs. Cohen and Myers and Ms. Graham, the board of directors considered their relationship and transactions with the Company as directors and securityholders of the Company.

Board Meetings

Our board of directors held six meetings in 2009. Each director attended at least 75% of the aggregate number of meetings of the board of directors held during the period for which such director served on our board of directors and of the committees on which such director served. The independent directors meet in regularly scheduled executive sessions at in-person meetings of the board of directors without the participation of the Executive Chairman of the Board, the President and Chief Executive Officer or the other members of management. We do not have a policy that requires the attendance of directors at the Annual Meeting. Two directors attended our 2009 annual meeting.

Committees of the Board of Directors

Below is a description of each committee of the board of directors. The board of directors has determined that each director who serves on the Audit, Compensation, and Nominating and Corporate Governance Committees is “independent,” as that term is defined by applicable listing standards of The NASDAQ Stock Market and rules of the Securities and Exchange Commission, or SEC, and has adopted written charters for these committees. These charters are available on the investor section of our website (www.genomichealth.com).

Audit Committee

Number of Members:	3

Current Members:	Randall S. Livingston (Chair and Audit Committee Financial Expert) Fred E. Cohen, M.D., D.Phil. Ginger L. Graham

Number of Meetings in 2009:	5

Functions:	The Audit Committee provides assistance to the board of directors in fulfilling its oversight responsibilities relating to the Company’s financial statements, system of internal control over financial reporting, and auditing, accounting and financial reporting processes. Other specific duties and responsibilities of the Audit Committee are to appoint, compensate, evaluate and, when appropriate, replace the Company’s independent registered public accounting firm; review and pre-approve audit and permissible non-audit services; review the scope of the annual audit; monitor the independent registered public accounting firm’s relationship with the Company; and meet with the independent registered public accounting firm and management to discuss and review the Company’s financial statements, internal control over financial reporting, and auditing, accounting and financial reporting processes.

Compensation Committee

Number of Members:	4

Current Members:	Brook H. Byers (Chair) Julian C. Baker Samuel D. Colella Woodrow A. Myers, Jr., M.D.

Number of Meetings in 2009:	3

Functions:	The Compensation Committee’s primary functions are to assist the board of directors in meeting its responsibilities with regard to oversight and determination of executive compensation and to review and make recommendations with respect to major compensation plans, policies and programs of the Company. Other specific duties and responsibilities of the Compensation Committee are to review and make recommendations for approval by the independent members of the board of directors regarding compensation of our Executive Chairman of the Board, our President and Chief Executive Officer and other executive officers, and administer our stock plans and other equity-based compensation plans.

The board of directors has established a Non-Management Stock Option Committee, the members of which are Randal W. Scott, Ph.D., Kimberly J. Popovits and G. Bradley Cole. The Committee has been delegated the authority for any two members of the committee to grant options to new employees, other than to any member of our board of directors, individuals designated by our board of directors as “Section 16 officers,” and employees who hold the title of Vice President or above. This Committee may not make any awards or grants to any new employee that total more than 50,000 shares of common stock.

Nominating and Corporate Governance Committee

Number of Members:	4

Current Members:	Julian C. Baker (Chair) Brook H. Byers Samuel D. Colella Woodrow A. Myers, Jr., M.D.

Number of Meetings in 2009:	1 (held in conjunction with formal board meeting)

Functions:	The Nominating and Corporate Governance Committee’s primary functions are to identify qualified individuals to become members of the board of directors, determine the composition of the board and its committees and monitor a process to assess board effectiveness. Other specific duties and responsibilities of the Nominating and Corporate Governance Committee are to recommend nominees to fill vacancies on the board of directors, review and make recommendations to the board of directors with respect to candidates for director proposed by stockholders, and review on an annual basis the functioning and effectiveness of the board and its committees.

Director Nominations

The board of directors nominates directors for election at each annual meeting of stockholders and elects new directors to fill vacancies when they arise. The Nominating and Corporate Governance Committee has the responsibility to identify, evaluate, recruit and recommend qualified candidates to the board of directors for nomination or election.

The board of directors has as an objective that its membership be composed of experienced and dedicated individuals with diversity of backgrounds, perspectives and skills. The Nominating and Corporate Governance Committee will select candidates for director based on their character, judgment, diversity of experience, business acumen and ability to act on behalf of all stockholders. The Nominating and Corporate Governance Committee believes that nominees for director should have experience, such as experience in management or accounting and finance, or industry and technology knowledge, that may be useful to Genomic Health and the board of directors, high personal and professional ethics, and the willingness and ability to devote sufficient time to carry out effectively their duties as directors. Although the Company has no formal diversity policy for board members, the board and the Nominating and Corporate Governance Committee consider diversity of backgrounds and experiences and other forms of diversity when selecting nominees. The Nominating and Corporate Governance Committee also believes that service as director of other public companies provides experience and perspective that may be useful to Genomic Health and the board of directors, and several of our directors have served as directors of other public companies. The Nominating and Corporate Governance Committee believes it appropriate for at least one, and, preferably, multiple, members of the board of directors to meet the criteria for an “audit committee financial expert” as defined by rules of the SEC, and for a majority of the members of the board of directors to meet the definition of “independent director” under the rules of The NASDAQ Stock Market. The Nominating and Corporate Governance Committee also believes it appropriate for key members of our management to participate as members of the board of directors.

Prior to each annual meeting of stockholders, the Nominating and Corporate Governance Committee identifies nominees by first evaluating the current directors whose term will expire at the annual meeting and who are willing to continue in service. These candidates are evaluated based on the criteria described above, including as demonstrated by the candidate’s prior service as a director, and the needs of the board of directors with respect to the particular talents and experience of its directors. In the event that a director does not wish to continue in service, the Nominating and Corporate Governance Committee determines not to re-nominate the director, or a vacancy is created on the board of directors as a result of a resignation, an increase in the size of the board or other event, the Nominating and Corporate Governance Committee will consider various candidates for board membership, including those suggested by the committee members, by other board of directors members, by any executive search firm engaged by the committee or by stockholders. The Nominating and Corporate Governance Committee recommended all of the nominees for election included in this Proxy Statement.

A stockholder who wishes to suggest a prospective nominee for the board of directors should notify Genomic Health’s Secretary or any member of the Nominating and Corporate Governance Committee in writing with any supporting material the stockholder considers appropriate.

In addition, our Bylaws contain provisions that address the process by which a stockholder may nominate an individual to stand for election to the board of directors at our annual meeting of stockholders. In order to nominate a candidate for director, a stockholder must give timely notice in writing to Genomic Health’s Secretary and otherwise comply with the provisions of our Bylaws. To be timely, our Bylaws provide that we must have received the stockholder’s notice not less than 90 days nor more than 120 days prior to the first anniversary date of the preceding year’s annual meeting; however, if we have not held an annual meeting in the previous year or the date of the annual meeting is called for a date that is more than 30 days before or more than 60 days after the first anniversary date of the preceding year’s annual meeting, we must have received the stockholder’s notice not later than the close of business on the later of the 90th day prior to the date of the scheduled annual meeting or the 7th day following the earlier of the day on which notice of the annual meeting date was mailed or the day of the first public announcement of the annual meeting date. An adjournment or postponement of an annual meeting will not commence a new time period or extend any time period for the giving of the stockholder’s notice described above. Information required by the Bylaws to be in the notice includes the name and contact information for the candidate and the person making the nomination, and other information about the nominee that must be disclosed in proxy solicitations under Section 14 of the Securities Exchange Act of 1934 and the related rules and regulations under that Section.

Stockholder nominations must be made in accordance with the procedures outlined in, and include the information required by, our Bylaws and must be addressed to: Secretary, Genomic Health, Inc., 301 Penobscot Drive, Redwood City, California 94063. You can obtain a copy of our Bylaws by writing to the Secretary at this address.

Director Qualifications

Set forth below is a summary of the specific experience, qualifications, attributes or skills of the nominees for the board of directors that, in addition to the experience of those nominees described in their biographies above, led our Nominating and Corporate Governance Committee and board to conclude that the nominee should serve as a member of the board:

Dr. Scott has significant leadership and senior management experience as the Company’s former Chief Executive Officer and from prior senior management and board of director roles at Incyte Corporation. Dr. Scott also brings strategic planning insights as a result of his current role as the Company’s Executive Chairman and substantial knowledge of the Company’s current and potential markets.

Ms. Popovits’ role as President and Chief Executive Officer of the Company gives her strong knowledge of the Company’s strategy, markets, competitors and operations. She also brings significant experience in commercial operations, sales and marketing and experience as a public company director.

Mr. Baker is an experienced investor in many life sciences companies. Mr. Baker brings to the board significant strategic and financial expertise and leadership experience in the life sciences field as a result of his investments in and service as a director of other publicly and privately held life sciences companies.

Mr. Byers brings significant leadership in the life sciences industry, having founded, invested in and served on the boards of numerous publicly and privately held life sciences and healthcare companies. Mr. Byers also brings significant government relations experience as a result of his leadership role in a number of industry organizations.

Because of his background as an M.D. and a venture capitalist, Dr. Cohen brings significant leadership experience in the medical and finance fields. He has extensive technical expertise relevant to the Company’s business and has served as an investor in and on the boards of numerous life sciences and healthcare companies.

Mr. Colella brings significant leadership in the life sciences industry, having founded, invested in and served on the boards of numerous publicly and privately held life sciences and healthcare companies. He also brings extensive senior management experience in a broad array of diverse businesses.

Ms. Graham has extensive experience in senior management roles in the life sciences and healthcare industries, including experience leading companies in drug, device and product development and commercialization. She also brings significant experience as a director of publicly and privately held life sciences companies.

Mr. Livingston brings significant experience in financial matters and extensive experience in working with emerging growth companies in the life sciences, healthcare and technology industries. Mr. Livingston also has experience as a director of publicly and privately held companies, and his breadth and depth of financial experience position him well to serve as Chair of the Audit Committee.

Dr. Myers brings extensive experience from senior management roles with healthcare payors and employers and in working with healthcare reimbursement issues. He also brings medical expertise and significant experience as a director of other publicly held life sciences and healthcare companies.

Board Leadership Structure and Role in Risk Oversight

The board of directors has chosen to separate the roles of chief executive officer and chairman of the board of directors and to have two executive officers serve in those roles. This situation enables our Chief Executive Officer, Ms. Popovits, to focus on the day-to-day operation of our business while allowing Dr. Scott, our founder and Executive Chairman, to focus on leadership of the board of directors and on strategic matters, in addition to providing direction on issues such as stockholder relationships. While the board believes it is important to retain the organizational flexibility to determine whether the roles of chairman of the board and chief executive officer should be separated or combined in one individual, or whether to elect an independent non-executive chairman, the board currently believes that the interests of the Company and its stockholders are better served with an executive officer serving in each role.

The board believes this structure promotes better alignment of strategic development and execution, more effective implementation of strategic initiatives, and clearer accountability for their success or failure. Moreover, the board believes that having an executive officer serve in each position does not impede independent oversight. Seven of the nine members of the board of directors are independent under The NASDAQ Stock Market rules. The independent directors have chosen not to appoint a lead independent director, as the independent directors take active roles with respect to the Company and a number of the independent directors represent significant stockholders. The independent directors meet in an executive session after each regular board meeting, at which the independent directors have the opportunity to discuss management performance.

Our board of directors is responsible for overseeing the overall risk management process at the Company. The responsibility for managing risk rests with executive management while the committees of the board and the board of directors as a whole participate in the oversight process. The board’s risk oversight process builds upon management’s risk assessment and mitigation processes, which include reviews of long-term strategic and operational planning, executive development and evaluation, regulatory and legal compliance, and financial reporting and internal controls. The board considers strategic risks and opportunities and regularly receives reports from executive management regarding specific aspects of risk management.

Stockholder Communications with the Board of Directors

If you wish to communicate with the board of directors, you may send your communication in writing to: Secretary, Genomic Health, Inc., 301 Penobscot Drive, Redwood City, California 94063. You must include your name and address in the written communication and indicate whether you are a stockholder of Genomic Health. The Secretary will review any communication received from a stockholder, and all material communications from stockholders will be forwarded to the appropriate director or directors or committee of the board of directors based on the subject matter.

Certain Relationships and Related Transactions

It is our policy that all employees, officers and directors must avoid any activity that is or has the appearance of conflicting with the interests of the Company. This policy is included in our Code of Business Conduct and Ethics. We conduct a review of all related party transactions for potential conflict of interest situations on an ongoing basis and all such transactions relating to executive officers and directors must be approved by the independent and disinterested members of our board of directors or an independent and disinterested committee of the board.

Director Compensation

The following table sets forth cash amounts and the value of other compensation paid to our outside directors for their service in 2009:

	Fees Earned or Paid	Option Awards
Name	in Cash ($)	($)(1)(2)	Total ($)

Julian C. Baker	20,000	75,562	95,562
Brook H. Byers	20,000	75,562	95,562
Fred E. Cohen, M.D., D.Phil.	20,000	75,562	95,562
Samuel D. Colella	20,000	75,562	95,562
Ginger L. Graham	20,000	75,562	95,562
Randall S. Livingston	30,000	75,562	105,562
Woodrow A. Myers, Jr., M.D.	20,000	75,562	95,562

(1)	Represents the aggregate fair value of options to purchase our common stock computed as of the grant date of each option in accordance with the Financial Accounting Standards Board Accounting Standard Codification Topic 718, Stock Compensation, or FASB ASC Topic 718, formerly referred to as Statement of Financial Accounting Standards No. 123 (revised 2004), rather than amounts paid to or realized by the named individual. See Note 10 of Notes to our Consolidated Financial Statements set forth in our Annual Report on Form 10-K for the year ended December 31, 2009 for the assumptions made in determining these values. There can be no assurance that options will be exercised (in which case no value will be realized by the individual) or that the value on exercise will approximate the fair value as computed in accordance with FASB ASC Topic 718. In 2009, each outside director received an option to purchase 8,250 shares of our common stock.

(2)	The following table sets forth the aggregate number of shares of common stock underlying option awards outstanding at December 31, 2009:

Number of
Name	Shares

Julian C. Baker	33,000
Brook H. Byers	33,000
Fred E. Cohen, M.D., D.Phil.	33,000
Samuel D. Colella	33,000
Ginger L. Graham	24,750
Randall S. Livingston	50,337
Woodrow A. Myers, Jr., M.D.	41,250

Directors who are our employees do not receive any fees for their service on our board of directors. During 2009, Dr. Scott and Ms. Popovits were our only employee directors.

Our outside directors receive an annual retainer of $20,000 and Mr. Livingston, as chairman of our Audit Committee, receives an annual retainer of $30,000. We also reimburse our non-employee directors for reasonable expenses in connection with attendance at board of director and committee meetings.

In addition to cash compensation for services as a member of the board, non-employee directors also are eligible to receive nondiscretionary, automatic grants of stock options under our 2005 Stock Incentive Plan. An outside director who joins our board is automatically granted an initial option to purchase 16,500 shares upon first becoming a member of our board of directors. The initial option vests and becomes exercisable over four years, with the first 25% of the shares subject to the initial option vesting on the first anniversary of the date of grant and the remainder vesting monthly thereafter. On the first business day following each regularly scheduled annual meeting of stockholders, each outside director is automatically granted a nonstatutory option to purchase 8,250 shares of our common stock, provided the director has served on our board of directors for at least six months. These options vest and become exercisable on the first anniversary of the date of grant or immediately prior to our next annual meeting of stockholders, if earlier. The options granted to outside directors under our 2005 Stock Incentive Plan have a per share exercise price equal to 100% of the fair market value of the underlying shares on the date of grant, a term of 10 years, and become fully vested in the event of a change in control. At December 31, 2009, options granted to outside directors with respect to an aggregate of 231,000 shares automatically accelerate upon a change of control.

Executive Compensation

Compensation Discussion and Analysis

Our Compensation Philosophy and Objectives

We believe that compensation of our executive officers should:

•	encourage creation of stockholder value and achievement of strategic corporate objectives;

•	attract and retain qualified, skilled and dedicated executives on a long-term basis;

•	reward past performance and provide incentives for future performance; and

•	provide fair compensation consistent with our internal compensation programs.

Our philosophy is to align the interests of our stockholders and management by linking compensation with our annual and long-term corporate and financial objectives, including through equity ownership by management. In order to attract and retain qualified personnel, we strive to offer a total compensation package competitive with select companies in the life sciences industry, taking into account relative company size, performance and geographic location as well as individual responsibilities and performance. Our compensation philosophy with respect to our executive officers has and continues to focus more on the use of equity-based compensation rather than cash-based compensation, although in order to recruit and retain qualified, skilled and dedicated executives, we expect to use cash-based compensation to a greater degree than we have in the past.

Implementing Our Objectives

The Compensation Committee of our board of directors administers and interprets our executive compensation and benefits policies, including our stock option plan, and reviews and makes recommendations to the independent members of the board of directors with respect to major compensation plans, policies and programs. For 2009 compensation, the Compensation Committee evaluated the performance of Randal W. Scott, our current Executive Chairman of the Board, who was our Chief Executive Officer, or CEO, until January 2009, and Kimberly J. Popovits, who was our President and Chief Operating Officer from February 2002 until she was appointed President and CEO in January 2009. The Compensation Committee made recommendations to the independent members of the board regarding Dr. Scott’s and Ms. Popovits’s compensation in light of the goals and objectives of our compensation program. Dr. Scott, Ms. Popovits and the Compensation Committee together assessed the performance of our other executive officers and other members of our management committee, based on initial recommendations from Dr. Scott and Ms. Popovits. This assessment took into account the economic environment and the Company’s operating results. The Committee’s recommendations were then submitted to the independent members of the board for their consideration and approval.

The Compensation Committee and the independent members of the board have a broad range of experience relating to executive compensation matters for similarly situated companies. In setting the level of cash and equity compensation for our executive officers, the Compensation Committee and the independent members of our board consider various factors, including the performance of the Company and the individual executive during the year, the uniqueness and relative importance of the executive’s skill set to the Company, the executive’s historical cash and equity compensation levels, the executive’s expected future contributions to the Company, the percentage of vested versus unvested options held by the executive, the level of the executive’s stock ownership and the Company’s compensation philosophy for all employees.

Market Reference Data.  While the Compensation Committee did not use market benchmarks to determine its recommendations for executive compensation for 2009, the Committee reviewed market reference data to evaluate the competitiveness of our executive officers’ compensation and to determine whether the total compensation paid to each of our named executive officers was reasonable in the aggregate. However, the Compensation Committee did not limit its decision to or target any particular range or level of total compensation paid to executive officers at these companies. In connection with its analysis, the Committee reviewed information prepared by Compensia Inc., an independent executive compensation consultant, comparing our executive compensation with data from the Radford Biotechnology Executive Compensation Survey with respect to companies in the San Francisco Bay Area with revenues between $50 million and $200 million and between 150 and 499 employees and data from SEC filings for a peer group comprised of the following 13 biotechnology and diagnostic companies:

Abaxis	Human Genome Sciences	Myriad Genetics
Cepheid	Incyte	Third Wave Technologies
Decode Genetics	Lexicon Pharmaceuticals	ZymoGenetics
Exelixis	Maxygen
Gen-Probe	Monogram Biosciences

The peer group includes the same companies as the peer groups used in prior years, but was smaller than those used in prior years due to acquisitions of peer group companies.

The analysis indicated that 2008 base salary for our executive officers other than our CEO approximated the 50th percentile, while base salary for our CEO was well below the 25th percentile. The analysis also indicated that target total cash compensation (salary plus potential bonus) for each of our executive officers other than our CEO approximated the 25th percentile, with the target total cash compensation for our CEO well below the 25th percentile. According to the analysis, target total direct compensation approximated the 45th percentile for all executive officers other than our CEO, and target total direct compensation for our CEO was well below the 25th percentile. For purposes of this analysis, target total direct compensation for our executives equaled target total cash compensation plus the Black-Scholes value of options awarded in December 2007. With respect to equity awards, the analysis indicated that the annual equity values of stock options granted to our executive officers fell between the 25th and 50th percentiles, with Dr. Scott’s grants below the 25th percentile.

Equity Grant Practices.  The Compensation Committee administers our stock option plan for executive officers, employees, consultants and outside directors, under which it grants options to purchase our common stock with an exercise price equal to the fair market value of a share of our common stock on the date of grant, which is the closing price on the date of grant. We do not coordinate the timing of equity award grants with the release of financial results or other material announcements by the Company; our annual equity grants are made at regularly scheduled board and Compensation Committee meetings.

Each executive officer is initially granted an option when he or she begins working for us. The amount of the grant is based on his or her position with us, relevant prior experience and market conditions. These initial grants generally vest over four years and no shares vest before the one-year anniversary of the option grant. We spread the vesting of our options over four years to compensate executives for their contribution over a period of time and to provide an incentive to focus on our longer term goals.

In the future, the Compensation Committee and independent members of our board of directors may consider awarding additional or alternative forms of equity incentives, such as grants of restricted stock, restricted stock units and other performance-based awards.

Miscellaneous.  We do not enter into employment or severance contracts with our executive officers as we do not believe these types of arrangements facilitate our compensation goals and objectives. We do not have an employee stock purchase plan. In 2009, we made up to a $1,000 matching 401(k) plan contribution for all eligible employee and executive officers, and we expect to make the same matching contribution in 2010.

Tax Deductibility of Compensation.  We generally intend to qualify executive compensation for deductibility without limitation under section 162(m) of the Internal Revenue Code of 1986, as amended. Section 162(m) places a limit of $1,000,000 on the amount of compensation we may deduct in any one year with respect to our executive officers other than our Chief Financial Officer. None of the non-exempt compensation we paid to any of our executive officers for 2009 as calculated for purposes of section 162(m) exceeded the $1,000,000 limit.

Stock Ownership Guidelines.  We do not have a stock ownership or stock retention policy that requires executive officers to own stock in Genomic Health or retain shares of common stock underlying options they exercise.

Elements of Executive Compensation

Our compensation structure for executive officers consists of a combination of base salary, bonus and equity-based compensation. Because of our current culture, we do not have programs providing for personal benefit perquisites to officers. The Compensation Committee makes recommendations with respect to executive officer compensation, to be approved by the independent members of the board of directors.

Base Salary.  The Compensation Committee reviews base salaries for executive officers on an annual basis, adjusting salaries based on individual and Company performance and other factors discussed below. The Compensation Committee and independent members of the Board will consider market adjustments to base salaries for our executives, which may be implemented over time and will depend on the Company’s operating results. In January 2009, based on the recommendation of the Committee, the independent members of the board of directors approved salary increases for our named executive officers except Dr. Scott ranging from 7.0% to 10.5%. Dr. Scott’s salary was increased by 3.6%. In February 2010, based on the recommendation of the Committee, the independent members of the board of directors approved a 5.6% salary increase for Mr. Cole, to reflect his increased responsibilities. This adjustment brings his base salary closer to the market 50th percentile and in alignment with our compensation philosophy. No salary increases were approved for any of our other named executive officers. For both years, salary increases were established after considering job performance and responsibilities, internal pay alignment and marketplace competitiveness, among other things. In the case of Ms. Popovits and Mr. Cole, increases in base salary for 2009 also reflected the additional management responsibilities resulting from the appointment in January 2009 of Ms. Popovits as our President and CEO and Mr. Cole as our Chief Operating Officer and Chief Financial Officer.

Annual Bonus.  We have a bonus pool for our employees that is tied to corporate and operational goals. Prior to 2007, we had not paid cash bonuses to our executive officers. Since 2007, our executive officers have been eligible to participate in our cash bonus program. The size of the target bonus pool for executive officers was increased to 15% of base salary for 2009 and 2010 to better align total target cash compensation with market and increase the emphasis on pay for performance.

For 2009, the eligible bonus pool for all employees was 10% of the Company’s total salary base, but there were no preset limitations on minimum or maximum bonus amounts for any employee. For 2009, the eligible bonus pool for employees with titles of director and above, including our executive officers, was subject to increase by 5% of the total salary base for those employees if the Company was profitable in the fourth quarter of 2009 and met specified objectives with respect to commercialization of a colon cancer test. However, the Company was not profitable in the fourth quarter of 2009 and the 5% increase for these employees was not paid.

While bonuses for non-executive employees were based in part on achievement of corporate goals established by our executive officers and board of directors, bonuses for executive officers were determined by the Compensation Committee and independent members of our board of directors at the time of their annual compensation review based on their assessment of corporate and individual achievements. For 2009, the Committee determined to award bonuses to each executive officer that approximated 8.8% of his or her annual base salary, primarily because the first half and second half 2009 corporate objectives for purposes of determining the 2009 bonus pool for non-executive employees were achieved at an average level of 88%. In addition, the Committee believed the executive team should be treated equally because corporate accomplishments were judged largely based on team performance and performance within their respective domains was relatively level among executive team members. The corporate bonus objectives for our non-executive employees were approved by the Committee and the board of directors for the first half and second half of the year. The corporate bonus objectives for the first half of 2009 were achieved at the 87% level. Of these objectives, objectives related to certain business metrics were achieved at the target level of 15%, objectives related to driving top line revenue for the year, with a target of 19%, were achieved at the 15% level, objectives related to success in the adoption of our tests, with a target of 25%, were achieved at the 16% level, objectives related to pipeline development were achieved at the target level of 31%, objectives related to operational excellence were achieved at the target level of 6%, and the organizational excellence objective was achieved at the target level of 4%. The corporate bonus objectives for the second half of 2009 were achieved at the 89% level. Of these objectives, objectives related to success in the adoption of our tests, with a target of 23%, were achieved at the 23.5% level, objectives related to driving top line revenue for the year, with a target of 12%, were achieved at the 10.5% level, objectives related to progress toward profitability were achieved at the target level of 7%, objectives related to pipeline development for our breast cancer test program, with a target of 15%, were achieved at the 10% level, objectives related to pipeline development for our colon cancer test program, with a target of 20%, were achieved at the 14% level, objectives related to pipeline development for our other programs were achieved at the target level of 10%, objectives related to operational excellence, with a target of 5%, were achieved at the 6% level, the organizational excellence objective was achieved at the target level of 5%, and objectives related to our research activities were achieved at the target level of 3%. Specific corporate bonus objectives are not disclosed because we consider the information to be confidential and believe it would be competitively harmful if disclosed. In addition, bonus amounts paid constituted a small percentage of each executive officer’s total cash compensation.

For 2010, the eligible bonus pool for all employees will be 10% of the Company’s total salary base, with no preset limitations on minimum or maximum bonus amounts for any employee. As with prior years, bonuses for executive officers will be determined by the Compensation Committee and independent members of our board of directors at the time of their annual compensation review based on their assessment of corporate and individual achievements. Each member of our management committee, which includes our executive officers, has a funding target under the plan of 15% of his or her annual base salary for 2010, with the potential for actual awards under the plan to either exceed or be less than the funding target depending upon corporate and individual performance. Corporate performance objectives for the management committee will be established and measured for each half of 2010, with the results averaged to determine the funding pool. Unlike prior years, the corporate performance objectives for members of our management committee, while being the same as many of the objectives applicable to the remainder of our employees, will have different percentages attached to the objectives to reflect the different emphasis on incentives to be applied to the management committee. Management committee corporate objectives for the first half of 2010 include financial performance objectives, representing 45% of the overall first half objectives, pipeline progress objectives, representing 30% of the overall first half objectives, operational excellence objectives, representing 15% of the overall first half objectives, research objectives, representing 5% of the overall first half objectives, and organizational excellence objectives, representing 5% of the overall first half objectives. Minimum and target achievement levels are defined for certain of the financial performance and pipeline progress objectives, with overachievement enabling the addition of a fixed number of bonus percentage points for such objectives. In addition, the funding target of 15% of base salary can be increased to 20% upon achievement of a separate financial performance goal. No bonus pool funding will be made for the first half of 2010 if the Company does not achieve a specified minimum revenue threshold.

Equity-Based Compensation.  We believe that providing executive officers who have responsibility for our management and growth with an opportunity to increase their stock ownership aligns the interests of the executive officers with those of our stockholders. Accordingly, the Compensation Committee considers stock option grants to be an important aspect in compensating and providing incentives to management. The Compensation Committee sets annual grants as part of its and the independent members of the board’s annual compensation review process. The Compensation Committee determined the number of shares underlying each stock option grant based upon the executive officer’s and the Company’s performance, the executive officer’s role and responsibilities, the executive officer’s base salary, comparison with comparable awards to individuals in similar positions in our industry using the survey data described above and previously determined stock grant guidelines for all employees.

In December 2008, the Compensation Committee granted our executive officers options to purchase between 40,000 to 60,000 shares of our common stock, with grants intended to reflect the factors discussed above and larger awards being made to Ms. Popovits and Mr. Cole in recognition of their increased levels of responsibility. In February 2010, the Compensation Committee approved grants of stock options to our executive officers in connection with the evaluation of our executive officers’ 2009 performance by the Compensation Committee and the independent members of our board. Grants ranging from 40,000 to 65,000 shares were made to our executive officers other than our CEO, and a grant of 125,000 shares was made to our CEO. The grants were intended to reflect the factors discussed above as well as increased responsibilities associated with management changes in 2009. In addition, the Compensation Committee desired to increase the total target direct compensation for our CEO to a level closer to the 50th percentile of the market reference data, as Ms. Popovits does not hold as significant an equity stake in our company as does her predecessor, Dr. Scott.

Other Compensation.  All of our full-time employees, including our executive officers, may participate in our health programs, such as medical, dental and vision care coverage, and our 401(k) and life and disability insurance programs.

Compensation Committee Report

The following report of the Compensation Committee shall not be deemed to be “soliciting material” or “filed” with the SEC or to be incorporated by reference into any other filing by Genomic Health under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate it by reference into a document filed under those Acts.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with Genomic Health’s management. Based on its review and those discussions, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in our 2009 Annual Report on Form 10-K and in this Proxy Statement.

Compensation Committee

Brook H. Byers
Julian C. Baker
Samuel D. Colella
Woodrow A. Myers, Jr., M.D.

Named Executive Officers

The tables that follow provide compensation information for our named executive officers, including Kimberly J. Popovits, President and Chief Executive Officer, G. Bradley Cole, Chief Operating Officer, Chief Financial Officer and Secretary, and our three most highly compensated executive officers who were serving as executive officers at the end of 2009, which were Randal W. Scott, Steven Shak and Joffre B. Baker.

2009 Summary Compensation Table

				Non-Equity
			Option	Incentive Plan
		Salary	Awards	Compensation	Total
Name and Principal Position	Year	($)	($)(1)	($)	($)

Kimberly J. Popovits	2009	420,000	—	37,000	457,000
President and Chief Operating Officer	2008	380,000	562,170	35,350	977,520
	2007	340,000	407,240	25,000	772,240
G. Bradley Cole	2009	360,000	—	31,700	391,700
Chief Operating Officer, Chief Financial Officer	2008	330,000	468,475	30,700	829,175
and Secretary	2007	286,000	407,240	25,000	718,240
Steven Shak, M.D.	2009	380,000	—	33,400	413,400
Chief Medical Officer	2008	350,000	374,780	32,550	757,330
	2007	315,000	407,240	25,000	747,240
Joffre B. Baker, Ph.D.	2009	365,000	—	32,100	397,100
Chief Scientific Officer	2008	341,000	374,780	31,700	747,480
	2007	310,000	407,240	25,000	742,240
Randal W. Scott, Ph.D.	2009	290,000	—	25,500	315,500
Executive Chairman of the Board	2008	280,000	374,780	26,000	680,780
	2007	280,000	407,240	25,000	712,240

(1)	Represents the aggregate fair value of options computed as of the grant date of each option in accordance with FASB ASC Topic 718 rather than amounts paid to or realized by the named individual. See Note 10 of Notes to our Consolidated Financial Statements set forth in our Annual Report on Form 10-K for the year ended December 31, 2009 for the assumptions made in determining FASB ASC Topic 718 values. There can be no assurance that options will be exercised (in which case no value will be realized by the individual) or that the value on exercise will approximate the fair value as computed in accordance with FASB ASC Topic 718.

For 2009 and succeeding years, the Compensation Committee and the independent members of the board of directors changed the timing of their annual compensation review for executive officers from December to February of the following year in order to be able to consider the entire previously completed fiscal year’s results in reaching their compensation determinations and to match the compensation review cycle used for all employees of the Company.

In February 2010, stock options were granted to our named executive officers as compensation for 2009 performance as follows:

		Grant Date	Option
	Number of Options	Fair Value of	Exercise
Name	Granted (#)(1)	Option Awards ($)	Price ($)

Kimberly J. Popovits	125,000	1,111,530	$17.18
G. Bradley Cole	65,000	578,340	$17.18
Steven Shak, M.D.	55,000	489,360	$17.18
Joffre B. Baker, Ph.D.	55,000	489.360	$17.18
Randal W. Scott, Ph.D.	45,000	355,690	$17.18

(1)	Options vest over a four year period, becoming exercisable as to 25% of the shares on the first anniversary of the grant date with the remaining shares vesting monthly thereafter over the following 36 months.

All of the options have a term of ten years, subject to earlier termination in specified events related to termination of employment.

Outstanding Equity Awards at Fiscal Year-End

	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised	Option
	Options	Options	Exercise	Option
	Exercisable	Unexercisable	Price	Expiration
Name	(#)	(#)(1)	($)(2)	Date

Kimberly J. Popovits	69,348	—	2.88	12/02/14
	50,000	—	9.39	12/01/15
	30,833	9,167	18.89	11/30/16
	15,000	15,000	23.31	12/06/17
	15,000	45,000	17.33	12/04/18
G. Bradley Cole	125,368	—	1.33	07/06/14
	17,337	—	2.88	12/02/14
	50,000	—	9.39	12/01/15
	30,833	9,167	18.89	11/30/16
	15,000	15,000	23.31	12/06/17
	12,500	37,500	17.33	12/04/18
Steven Shak, M.D.	69,348	—	2.88	12/02/14
	50,000	—	9.39	12/01/15
	30,833	9,167	18.89	11/30/16
	15,000	15,000	23.31	12/06/17
	10,000	30,000	17.33	12/04/18
Joffre B. Baker, Ph.D.	69,348	—	2.88	12/02/14
	50,000	—	9.39	12/01/15
	30,833	9,167	18.89	11/30/16
	15,000	15,000	23.31	12/06/17
	10,000	30,000	17.33	12/04/18
Randal W. Scott, Ph.D.	50,000	—	10.33	12/01/10
	30,833	9,167	18.89	11/30/16
	15,000	15,000	23.31	12/06/17
	10,000	30,000	17.33	12/04/18

(1)	Options vest over a four year period, becoming exercisable as to 25% of the shares on the first anniversary of the grant date with the remaining shares vesting monthly thereafter over the following 36 months.

(2)	Except for the grant to Dr. Scott at $10.33 per share, the option exercise price is equal to the fair market value of our common stock on the date of grant. The specified option grant to Dr. Scott was equal to 110% of the fair market value of our common stock on the date of grant because he owned more than 10% of our outstanding common stock at the time the specified grant was made.

Other than the grant to Dr. Scott noted in footnote (2) above that has a term of five years, all of the options have a term of ten years, subject to earlier termination in specified events related to termination of employment.

2009 Option Exercises

Option Awards
Number of Shares
	Acquired on	Value Realized on
Name	Exercise (#)	Exercise ($)(1)

Kimberly J. Popovits	—	—
G. Bradley Cole	10,665	206,744
Steven Shak, M.D.	—	—
Joffre B. Baker, Ph.D.	—	—
Randal W. Scott, Ph.D.	—	—

(1)	Value realized is based on the fair market value of our common stock on the date of exercise minus the exercise price and does not necessarily reflect proceeds actually received by the individual.

Equity Compensation Plan Information

The following table provides information about our common stock that may be issued upon the exercise of options and rights under all of our existing equity compensation plans as of December 31, 2009, including the 2005 Stock Incentive Plan, or 2005 Plan, and the 2001 Stock Incentive Plan, or 2001 Plan.

Number of Securities
Remaining
	Number of		Available for Future
	Securities to be	Weighted-Average	Issuance
	Issued Upon Exercise	Exercise Price of	Under Equity Compensation
	of Outstanding Options,	Outstanding Options,	Plans (Excluding Securities
Plan Category	Warrants and Rights	Warrants and Rights	Reflected in Column(a))
	(a)	(b)	(c)

Equity compensation plans approved by security holders	4,683,763	$15.36	4,796,673	(1)
Equity compensation plans not approved by security holders	—	—	—

Total	4,683,763	$15.36	4,796,673

(1)	Includes 4,796,673 shares available for issuance under the 2005 Plan. The 2001 Plan was terminated upon completion of our initial public offering in October 2005. No shares of common stock are available under the 2001 Plan other than to satisfy exercises of stock options granted under the 2001 Plan prior to its termination.

Security Ownership of
Certain Beneficial Owners and Management

The following table sets forth certain information as of April 14, 2010 as to shares of our common stock beneficially owned by: (1) each person who is known by us to own beneficially more than 5% of our common stock, (2) each of our named executive officers listed in the summary compensation table, (3) each of our directors and (4) all of our directors and executive officers as a group.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

The percentage of common stock beneficially owned is based on 28,775,558 shares outstanding as of April 14, 2010, the record date for the Annual Meeting. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days after April 14, 2010. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

		Percentage of
		Common
	Number of Shares	Stock
	of Common Stock	Beneficially
Name and Address of Beneficial Owner(1)	Beneficially Owned	Owned

5% Stockholders:
Entities affiliated with Baker Brothers Advisors(2)	6,097,613	21.2%
Entities affiliated with Versant Ventures(3)	2,292,922	8.0%
Entities affiliated with AXA Financial, Inc.(4)	1,977,337	6.9%
Entities affiliated with Tarrant Capital Advisors, Inc.(5)	1,910,273	6.6%
Entities affiliated with Kleiner Perkins Caufield & Byers(6)	1,665,160	5.8%
Directors and Named Executive Officers:
Julian C. Baker(2)(7)	6,130,613	21.3%
Brook H. Byers(6)(7)	1,714,742	6.0%
Fred E. Cohen, M.D., D.Phil.(5)(8)	87,620	*
Samuel D. Colella(3)(7)	2,292,922	8.0%
Ginger L. Graham(9)	14,437	*
Randall S. Livingston(10)	56,486	*
Woodrow A. Myers, Jr., M.D.(11)	53,250	*
Joffre B. Baker, Ph.D.(12)	436,043	1.5%
G. Bradley Cole(13)	256,203	*
Kimberly J. Popovits(14)	506,219	1.7%
Randal W. Scott, Ph.D.(15)	1,915,159	6.6%
Steven Shak, M.D.(16)	576,374	2.0%
All directors and executive officers as a group (12 persons)(17)	14,040,068	46.9%

*	Represents beneficial ownership of less than 1%.

(1)	Unless otherwise stated, the address of each beneficial owner listed on the table is c/o Genomic Health, Inc., 301 Penobscot Drive, Redwood City, California 94063.

(2)	According to Amendment No. 5 to Schedule 13D filed jointly on February 10, 2010 by Julian C. Baker and Felix J. Baker, Julian C. Baker and Felix J. Baker share voting and dispositive power with respect to 6,097,613 shares of the Company’s common stock, including 173,897 shares owned by Baker Bros.

Investments, L.P., 194,161 shares owned by Baker/Tisch Investments, L.P., 20,287 shares owned by Baker Bros. Investments II, L.P., 4,168,674 shares owned by Baker Brothers Life Sciences, L.P., 113,044 shares owned by 14159, L.P., 1,253,653 shares owned by 667, L.P., each, a limited partnership, and 173,897 shares owned by FBB Associates, a general partnership of which Julian C. Baker and Felix J. Baker are the sole partners. In addition, as of the date of the filing, Julian C. Baker had sole voting and dispositive power with respect to an option to purchase 33,000 shares of the Company’s common stock. The principal address for entities affiliated with Baker Brothers Investments is 677 Madison Avenue, New York, New York 10065. Mr. Baker disclaims beneficial ownership of the shares held by these entities except to the extent of his pecuniary interest therein.

(3)	According to Amendment No. 1 to Schedule 13G filed jointly on March 2, 2009 by Versant Venture Capital I, L.P., Versant Side Fund I, L.P., Versant Affiliates Fund I-A, L.P., Versant Affiliates Fund I-B, L.P., Versant Ventures I, LLC, Brian G. Atwood, Samuel D. Colella, Ross A. Jaffe, William J. Link, Donald B. Milder, Barbara N. Lubash and Rebecca B. Robertson (together, the “Versant Entities”), and a Form 4 filed by Samuel D. Colella on March 11, 2010, Versant Venture Capital I, L.P. has shared power to vote and dispose of or direct the disposition of 2,093,316 shares, Versant Side Fund I. L.P. has shared power to vote and dispose of or direct the disposition of 41,056 shares, Versant Affiliates Fund I-A, L.P. has shared power to vote and dispose of or direct the disposition of 40,500 shares, and Versant Affiliates Fund I-B, L.P. has shared power to vote and dispose of or direct the disposition of 85,050 shares. Also includes an option to purchase 33,000 shares of common stock exercisable within 60 days of April 14, 2010 held by Mr. Colella for the benefit of Versant Ventures I, LLC for which he has shared voting and dispositive power. Versant Ventures I, LLC is the general partner of Versant Venture Capital I, L.P., Versant Side Fund I, L.P., Versant Affiliates Fund I-A, L.P. and Versant Affiliates Fund I-B, L.P (the “Funds”). Brian G. Atwood, Samuel D. Colella, Ross A. Jaffe, William J. Link, Donald B. Milder, Barbara N. Lubash and Rebecca B. Robertson, as the Managing Directors of Versant Ventures I, LLC, have shared power to vote and dispose of or direct the disposition of 2,292,922 shares of our common stock. The principal address for the Versant Entities is 3000 Sand Hill Road, #4-210, Menlo Park, California 94025. Mr. Colella, as a managing director of Versant Ventures I, LLC, is deemed to have shared voting and investment power with respect to the shares held by the Funds. Mr. Colella disclaims beneficial ownership of the shares held by the Funds, except to the extent of his pecuniary interest therein.

(4)	According to Amendment No. 1 to Schedule 13G filed jointly on February 12, 2010 by AXA Financial, Inc., AXA, AXA Assurances I.A.R.D. Mutuelle and AXA Assurances Vie Mutuelle, AllianceBernstein L.P., an investment advisor and subsidiary of AXA Financial Inc., has sole power to vote 1,746,323 shares and sole power to dispose of or direct the disposition of 1,803,953 shares that are beneficially owned by unaffiliated third-party client accounts managed by AllianceBernstein L.P., AXA Equitable Life Insurance Company, a subsidiary of AXA Financial, Inc., has sole power to vote and to dispose of or direct the disposition of 89,100 shares, and AXA Investment Managers UK LTD, a subsidiary of AXA, has sole power to vote and to dispose of or direct the disposition of 84,284 shares. The principal address for AXA Financial, Inc. is 1290 Avenue of the Americas, New York, New York 10104. The principal address for AXA is 25, avenue Matignon, 75008 Paris, France. The principal address for AXA Assurances I.A.R.D. Mutuelle and AXA Assurances Vie Mutuelle AXA is 26, rue Drouot, 75009 Paris, France.

(5)	According to information provided by Tarrant Capital Advisors, Inc. (“Tarrant”), Tarrant is the beneficial owner of and has the sole power to vote and dispose of or direct the disposition of the shares reported opposite its name in the table above; such shares are held directly by TPG Ventures, L.P. (“TPG Ventures”) and TPG Biotechnology Partners, L.P. (“TPG Biotech” and, together with TPG Ventures, the “TPG Funds”). Tarrant is the sole shareholder of Tarrant Advisors, Inc., which is the general partner of TPG Ventures Professional, L.P., which is the general partner of TPG Ventures Partners, L.P., which is the managing member of TPG Ventures Holdings, L.L.C. (“TPG Ventures Holdings”), which is the sole member of each of TPG Ventures Advisors, LLC (“TPG Ventures Advisors”) and TPG Biotech Advisors, L.L.C. (“TPG Biotech Advisors”). TPG Ventures Advisors is the general partner of TPG Ventures GenPar, L.P., which is the general partner of TPG Ventures. TPG Biotech Advisors is the general partner of TPG Biotechnology GenPar, L.P., which is the general partner of TPG Biotech. The principal address for the TPG Funds is 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102. David Bonderman and James G. Coulter are officers, directors and sole shareholders of Tarrant and therefore may be deemed to beneficially own these shares. Dr. Cohen, who is also one of our directors, is a partner at TPG. Dr. Cohen disclaims beneficial ownership of the shares held by the TPG Funds.

(6)	According to a Schedule 13G filed jointly on February 14, 2006 by Kleiner Perkins Caufield & Byers X-A, L.P., Kleiner Perkins Caufield & Byers X-B, L.P. and KPCB X Associates, L.P. 1,619,483 shares are beneficially owned by Kleiner Perkins Caufield & Byers X-A, L.P. and 45,677 shares are beneficially owned by Kleiner Perkins Caufield & Byers X-B, L.P. KPCB X Associates, L.P. is the general partner of Kleiner Perkins Caufield & Byers X-A, L.P. and Kleiner Perkins Caufield & Byers X-B, L.P. and has shared power to vote and dispose of or direct the disposition of the shares of stock held by Kleiner Perkins Caufield & Byers X-A, L.P. and Kleiner Perkins Caufield & Byers X-B, L.P. The principal address for the Kleiner Perkins Caufield & Byers affiliated entities is 2750 Sand Hill Road, Menlo Park, California 94025. Mr. Byers, who is also one of our directors, is a managing member of the general partner and, as such, has shared voting and investment authority over these shares. Mr. Byers disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(7)	Includes options to purchase 33,000 shares of common stock that are exercisable within 60 days of April 14, 2010.

(8)	Includes options to purchase 33,000 shares of common stock that are exercisable within 60 days of April 14, 2010 and 6,068 shares held in a family trust, of which Dr. Cohen is a trustee.

(9)	Includes options to purchase 14,437 shares of common stock that are exercisable within 60 days of April 14, 2010.

(10)	Includes options to purchase 50,337 shares of common stock that are exercisable within 60 days of April 14, 2010.

(11)	Includes options to purchase 41,250 shares of common stock that are exercisable within 60 days of April 14, 2010.

(12)	Includes options to purchase 188,096 shares of common stock that are exercisable within 60 days of April 14, 2010. Also includes 36,113 shares held by the Baker Charitable Remainder Trust and 66,343 shares held by the Joffre and Diana J. Baker 1998 Trust. Dr. Baker and his wife are trustees and beneficiaries of both trusts.

(13)	Includes options to purchase 255,203 shares of common stock that are exercisable within 60 days of April 14, 2010.

(14)	Includes options to purchase 195,595 shares of common stock that are exercisable within 60 days of April 14, 2010. Also includes 10,210 shares held by Ms. Popovits’ son.

(15)	Includes options to purchase 118,749 shares of common stock that are exercisable within 60 days of April 14, 2010. Also includes 3,466 shares held for the benefit of Dr. Scott’s children, of which Dr. Scott’s sister is trustee.

(16)	Includes options to purchase 188,096 shares of common stock that are exercisable within 60 days of April 14, 2010.

(17)	Includes options to purchase 1,150,763 shares of common stock that are exercisable within 60 days of April 14, 2010.

Report of the Audit Committee

The Audit Committee operates under a written charter adopted by the board of directors. A link to the Audit Committee Charter is available on our website at www.genomichealth.com. All members of the Audit Committee meet the independence standards established by The NASDAQ Stock Market.

The Audit Committee assists the board of directors in fulfilling its responsibility to oversee management’s implementation of Genomic Health’s financial reporting process. It is not the duty of the Audit Committee to plan or conduct audits or to determine that the financial statements are complete and accurate and are in accordance with generally accepted accounting principles, or to assess or determine the effectiveness of the Company’s internal control over financial reporting. Management is responsible for the financial statements and the reporting process, including the system of internal control over financial reporting and disclosure controls. The independent registered public accounting firm is responsible for expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States and of the effectiveness of the Company’s internal control over financial reporting.

In discharging its oversight role, the Audit Committee reviewed and discussed the audited financial statements contained in the Annual Report on Form 10-K for the year ended December 31, 2009 with Genomic Health’s management and the independent registered public accounting firm.

The Audit Committee has discussed issues deemed significant by the independent registered public accounting firm, including those required by AICPA Professional Standards, Vol. 1, AU section 380, as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm such firm’s independence.

The Audit Committee has discussed with Genomic Health’s independent registered public accounting firm, with and without management present, their evaluations of Genomic Health’s internal control over financial reporting and the overall quality of Genomic Health’s financial reporting.

In reliance on the reviews and discussion with management and the independent registered public accounting firm referred to above, the Audit Committee recommended to the board of directors, and the board approved, the inclusion of the audited financial statements in Genomic Health’s Annual Report on Form 10-K for the year ended December 31, 2009, for filing with the SEC. The Audit Committee has appointed Ernst & Young LLP to serve as Genomic Health’s independent registered public accounting firm for the 2010 fiscal year.

Audit Committee

Randall S. Livingston
Fred E. Cohen, M.D., D.Phil.
Ginger L. Graham

Proposal 2

Ratification of the Appointment of Independent Registered Public Accounting Firm

The Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2010. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions. Although stockholder ratification of our independent registered public accounting firm is not required by our Bylaws or otherwise, we are submitting the selection of Ernst & Young LLP to our stockholders for ratification to permit stockholders to participate in this important corporate decision.

Principal Accountant Fees and Services

Ernst & Young LLP has audited our financial statements since our inception in 2000. Aggregate fees for professional services rendered for us by Ernst & Young LLP for the years ended December 31, 2009 and 2008 were as follows:

Services Provided	2009	2008

Audit	$639,000	$594,000
Audit-Related	—	—
Tax	143,000	49,000
All Other	—	—

Total	$782,000	$643,000

Audit fees.  For the years ended December 31, 2009 and 2008, audit fees were for the integrated audits of our annual financial statements and our internal control over financial reporting and the review of quarterly financial statements included in our quarterly reports on Form 10-Q. For the year ended December 31, 2009, audit fees also included work related to our S-8 filing.

Tax fees.  For the years ended December 31, 2009 and 2008, tax fees were for the preparation of our tax returns, tax planning and tax consulting services. For the year December 31, 2009, tax fees also included fees for consultation and assistance with establishing a foreign subsidiary, including transfer pricing, foreign tax guidance, expatriate services and other international tax matters.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has implemented pre-approval policies and procedures related to the provision of audit and non-audit services. Under these procedures, the Audit Committee pre-approves both the type of services to be provided by Ernst & Young LLP and the estimated fees related to these services. All of the services in 2008 and 2009 were pre-approved.

During the approval process, the Audit Committee considers the impact of the types of services and the related fees on the independence of the independent registered public accounting firm. The services and fees must be deemed compatible with the maintenance of that firm’s independence, including compliance with rules and regulations of the SEC.

Throughout the year, the Audit Committee will review any revisions to the estimates of audit and non-audit fees initially approved.

Required Vote

Ratification of the appointment of Ernst & Young LLP requires the affirmative vote of a majority of the shares present and voting at the Annual Meeting in person or by proxy. Unless marked to the contrary, proxies received will be voted “FOR” ratification of the appointment. In the event ratification is not obtained, the Audit Committee will review its future selection of our independent registered public accounting firm but will not be required to select a different independent registered public accounting firm.

Your board of directors recommends a vote FOR ratification of Ernst & Young LLP as our independent registered public accounting firm.

Stockholder Proposals for the 2011 Annual Meeting

If a stockholder wishes to present a proposal to be considered for inclusion in our proxy statement for the 2011 Annual Meeting of Stockholders, the proponent and the proposal must comply with the proxy proposal submission rules of the SEC. One of the requirements is that the proposal be received by Genomic Health’s Secretary no later than December 31, 2010. Proposals we receive after that date will not be included in the proxy statement. We urge stockholders to submit proposals by Certified Mail — Return Receipt Requested.

A stockholder proposal not included in our proxy statement for the 2011 Annual Meeting will not be eligible for presentation at the meeting unless the stockholder gives timely notice of the proposal in writing to our Secretary at our principal executive offices and otherwise complies with the provisions of our Bylaws. To be timely, our Bylaws provide that we must have received the stockholder’s notice not less than 90 days nor more than 120 days prior to the first anniversary date of the preceding year’s annual meeting; however, if we have not held an annual meeting in the previous year or the date of the annual meeting is called for a date that is more than 30 days before or more than 60 days after the first anniversary date of the preceding year’s annual meeting, we must have received the stockholder’s notice not later than the close of business on the later of the 90th day prior to the date of the scheduled annual meeting or the 7th day following the earlier of the day on which notice of the annual meeting date was mailed or the day of the first public announcement of the annual meeting date. An adjournment or postponement of an annual meeting will not commence a new time period or extend any time period for the giving of the stockholder’s notice described above. The stockholder’s notice must set forth, as to each proposed matter, the information required by our Bylaws. The presiding officer of the meeting may refuse to acknowledge any matter not made in compliance with the foregoing procedure.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership on Forms 3, 4 and 5 with the SEC. Officers, directors and greater than 10% stockholders are required to furnish us with copies of all Forms 3, 4 and 5 they file.

Based solely on our review of the copies of such forms we have received and written representations from certain reporting persons that they filed all required reports, we believe that all of our officers, directors and greater than 10% stockholders complied with all Section 16(a) filing requirements applicable to them with respect to transactions during 2009, except a Form 4 related to the sale of 4,629 shares of our common stock pursuant to a Rule 10b5-1 sales plan by Dr. Joffre Baker on March 3, 2009, due on March 5, 2009, was inadvertently not filed until March 6, 2009.

Other Matters

Your board of directors does not know of any other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, the proxy holders will vote in accordance with their judgment unless you direct them otherwise in your proxy instructions.

Whether or not you intend to be present at the Annual Meeting, we urge you to vote by signing and mailing the enclosed proxy or voting by telephone or the Internet promptly.

By Order of the Board of Directors.

G. Bradley Cole
Chief Operating Officer,
Chief Financial Officer and Secretary
Redwood City, California
April 28, 2010

Our 2009 Annual Report on Form 10-K has been mailed with this Proxy Statement. We will provide copies of exhibits to our Annual Report on Form 10-K, but will charge a reasonable fee per page to any requesting stockholder. Stockholders may make such requests in writing to Secretary, Genomic Health, Inc., 301 Penobscot Drive, Redwood City, California 94063. The request must include a representation by the stockholder that, as of April 14, 2010, the stockholder was entitled to vote at the Annual Meeting. Our 10-K and exhibits are also available at www.genomichealth.com.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒
Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on June 9, 2010.

Vote by Internet • Log on to the Internet and go to www.investorvote.com/GHDX • Follow the steps outlined on the secure website.

Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

• Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.
+
1. Election of Directors:	01 - Randal W. Scott*	02 - Kimberly J. Popovits*	03 - Julian C. Baker*
	04 - Brook H. Byers*	05 - Fred E. Cohen*	06 - Samuel D. Colella*
	07 - Ginger L. Graham*	08 - Randall S. Livingston*	09 - Woodrow A. Myers, Jr.*
*Each to serve until the next Annual Meeting or until their successors have been duly elected and qualified.

☐	Mark here to vote FOR all nominees

☐	Mark here to WITHHOLD vote from all nominees
		01	02	03	04	05	06	07	08	09
☐	For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.	☐	☐	☐	☐	☐	☐	☐	☐	☐

	For	Against	Abstain

2. To ratify the appointment of Ernst & Young LLP as Genomic Health’s independent registered public accounting firm for 2010.	☐	☐	☐	3. In his or her discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any postponements or adjournments thereof.

B	Non-Voting Items

Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — GENOMIC HEALTH, INC.

PROXY SOLICITED BY BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
To Be Held on June 10, 2010
The undersigned hereby authorizes Randal W. Scott, Kimberly J. Popovits and G. Bradley Cole, and each of them, as proxies of the undersigned, with full power of substitution, to represent and vote the shares of common stock of Genomic Health, Inc. (“Genomic Health”) which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Genomic Health to be held at Seaport Center, 459 Seaport Court, Redwood City, California on June 10, 2010 at 10:00 a.m. (Pacific Time), and at any and all postponements or adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions.
Unless a contrary direction is indicated, this Proxy will be voted FOR Proposal 1, the election of directors, and FOR Proposal 2, the ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm and in accordance with the discretion of the Proxies on any other matters as may properly come before the Annual Meeting. If specific instructions are indicated, this Proxy will be voted in accordance therewith.
Please mark, sign, date and mail this proxy card promptly, using the enclosed envelope.